UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2010

Apricus Biosciences, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-22245	87-0449967
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6330 Nancy Ridge Drive, Suite 103, San Diego, California		92121
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (858) 222-8041

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 1.01                      Entry into Material Definitive Agreement

On December 22, 2010, NexMed (U.S.A.), Inc. and NexMed Holdings, Inc. (together, “NexMed”), wholly owned subsidiaries of Apricus Biosciences, Inc. (“Apricus” and, together with NexMed, the “Company”), entered into a license agreement (the “License Agreement”) with BRACCO SpA (“Bracco”), granting Bracco the exclusive rights in Italy (the “Territory”) to commercialize Vitaros®, the Company’s erectile dysfunction treatment.

Vitaros is approved for commercialization in Canada and the Company expects to file for approval in Europe in April 2011.  Under the License Agreement, the Company is responsible for pursuing regulatory approval of Vitaros in the Territory.  Upon obtaining regulatory approval, Bracco will be required to commercially launch Vitaros within three months and thereafter to undertake certain efforts to successfully commercialize the product.

Under the License Agreement, the Company is entitled to receive upfront license fees and milestone payments of up to €5.5 million.  The milestones are tied to timely filing for regulatory approval, receipt of regulatory approval for Vitaros in the Territory and the achievement of certain levels of aggregate net sales of Vitaros.  Additionally, the Company is entitled to receive escalating tiered double-digit royalties on Bracco’s sales of Vitaros in the Territory.  Bracco may also elect to continue to sell Vitaros after the expiration of the patents covered by the License Agreement, in which case Bracco would thereafter pay royalties at a reduced rate.

Bracco may terminate the License Agreement under certain circumstances if the Company does not timely meet predetermined milestones for obtaining regulatory approval of Vitaros in the Territory, or if certain competing products are introduced prior to or shortly after regulatory approval is obtained.  If Bracco terminates for these reasons, it will be entitled to a termination payment from the Company, which will be payable in a combination of Apricus common stock and either cash or a credit to be applied to a license by Bracco of other Company products or product candidates.  If Bracco terminates the License Agreement for convenience, it will be required to make a termination payment to the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apricus Biosciences, Inc.

By:	/s/ Mark Westgate
Name: Mark Westgate
Title: Vice President and Chief Financial Officer

Date: December 29, 2010